FOR IMMEDIATE RELEASE
May 6, 2020

Genesis Energy, L.P. Reports First Quarter 2020 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results.
We generated the following financial results for the first quarter of 2020:

•	Net Income Attributable to Genesis Energy, L.P. of $24.9 million for the first quarter of 2020 compared to Net Income Attributable to Genesis Energy, L.P. of $16.0 million for the same period in 2019.

•	Cash Flows from Operating Activities of $89.6 million for the first quarter of 2020 compared to $114.0 million for the same period in 2019.

•	Total Segment Margin in the first quarter of 2020 of $169.3 million.

•
Available Cash before Reserves to common unitholders of $81.8 million for the first quarter of 2020, which provided 4.45X coverage for the quarterly distribution of $0.15 per common unit attributable to the first quarter.

•
We declared cash distributions on our preferred units of $0.7374 for each preferred unit, which equates to a cash distribution of approximately $18.7 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•
Adjusted EBITDA of $164.4 million in the first quarter of 2020. Our bank leverage ratio, calculated consistent with our credit agreement, is 5.13X as of March 31, 2020 and is discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “For the quarter, our diversified businesses delivered financial results consistent with, if not slightly greater than, our expectations. The results were positively driven by solid pipeline volumes out of the Gulf of Mexico, strong crude-by-rail volumes out of Canada and robust demand for marine transportation across our different classes of assets. During the quarter, however, we began to recognize the prospective challenges from two exogenous events.
While we are not directly impacted by the price of crude oil, when the OPEC Plus deal fell apart around March 1, the differential between Canadian barrels at their source and the Gulf Coast collapsed, making crude-by-rail out of Canada uneconomic. Volumes have gone to zero as of April 1, and we would expect them to remain so for the rest of the year. We do have certain protections to the downside in terms of minimum take-or-pay volumes, but we expect to experience some $15-$20 million less in terms of reported margin than what we would have otherwise expected for the remainder of 2020.
Of more significance to us, and what should be to virtually every other energy/industrial company, is the across the board demand destruction resulting from shutting down substantial economic activity worldwide as we deal with COVID-19. This demand destruction will, in our opinion, significantly pressure crude prices worldwide for an extended period of time, notwithstanding the apparent production cuts that are scheduled to occur. It will also pressure the demand for finished products for which soda ash and sodium hydrosulfide are building blocks.
Because of the challenges presented by these events, which are by no means unique or necessarily any more challenging to Genesis, we made the pro-active decision to reduce our quarterly distribution, saving approximately $200 million a year for the foreseeable future which will be used to directly pay down debt and manage and maintain our financial flexibility. We also amended our senior secured revolving credit facility to give us more flexibility in managing our total outstanding debt. Finally, we amended our agreements with GSO Capital Partners to allow us to delay the expenditures associated with our Granger optimization project by as much as twelve months. We still believe in the economics of the expansion but felt it was appropriate in the current operating environment to somewhat delay the date of first production. We believe these actions and lack of future capital needs give us all the flexibility we need to manage throughout the rest of this year and successfully into the future.
We expect volumes out of the Gulf of Mexico to remain strong and growing through this year and in the years to come. We currently do not know of or expect any significant production that flows on our systems to be intentionally shut in due to the current crude oil price environment. While certain new projects that have yet to be sanctioned might be delayed under the current circumstances, we see little risk to the completion of, or significant delays, in the contracted and known/sanctioned projects in progress like Atlantis Phase 3, Argos and King’s Quay that will flow exclusively through our pipelines for decades to come.
In onshore facilities and transportation, for the remainder of the year, there are contango opportunities that will help to offset, but by no means totally make up for, lost margin from crude-by-rail out of Canada. In addition, we expect marine fundamentals to remain relatively consistent with the first quarter, and any future softening, especially in the brown water world, might lead us to redeploying our assets as floating storage to take advantage of contango.
The second quarter for certain is going to be challenging from a volume perspective for our sodium and sulfur businesses. Our legacy refinery services business has experienced some short term volume loss, especially in South America as mining activities have been curtailed or shuttered in response to mitigating COVID-19. We expect these volumes to come back as soon as more and more of the activity restrictions are lifted. Volumes in the soda ash business are challenged because of dramatic reductions in demand, including primarily export markets. We have reacted to this demand destruction by putting our Granger facility in “hot hold” mode, probably through the end of September, thereby reducing our total production by some 300,000 tons. We believe this is necessary to balance our annual production with our total anticipated sales, both domestically and internationally for 2020.
Looking forward for the remainder of 2020, and assuming a challenging operating environment for the second and third quarters, we would reasonably expect to finish the year at the bottom end of our previous guidance for Adjusted EBITDA, if not below, primarily due to the mitigation efforts and demand impacts related to the COVID-19 pandemic. However, given the action we took on our distribution in late March, it is important to point out that our annual fixed obligations are now approximately $410-$420 million, before growth capital and ARO. Given our de minimis growth capital requirements for the foreseeable future, outside of the Granger expansion which can be funded through our agreements with GSO Capital Partners, we have no need to access the capital markets and expect to be a net payer of debt in 2020 and beyond.
Therefore, we believe we have taken all the necessary steps and have all the tools we need in place to navigate through the challenges ahead and manage our balance sheet, especially compliance with our total funded debt covenant. There will be a recovery. The only question is when and whether such recovery is V-shaped, U-shaped or like the “Nike swoosh”. We have confidence in the resiliency of our businesses. They have existed, survived and thrived for many decades, across and through numerous previous cycles. There’s no reason to doubt that they will again.
I would like to recognize our entire workforce, and specifically our miners, mariners and offshore personnel during this time of social distancing. I am proud to say we have safely operated all of our assets under our own COVID-19 safety procedures with no impact to our customers and limited confirmed cases amongst our 2,200 employees. As always, we intend to be prudent, diligent and intelligent in achieving long-term value for all our stakeholders without ever losing our commitment to safe, reliable and responsible operations.”

Financial Results
Segment Margin
Variances between the first quarter of 2020 (the “2020 Quarter”) and the first quarter of 2019 (the “2019 Quarter”) in these components are explained below.
Segment margin results for the 2020 Quarter and 2019 Quarter were as follows:

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Offshore pipeline transportation	$85,246	$76,390
Sodium minerals and sulfur services	36,941	58,639
Onshore facilities and transportation	28,099	25,603
Marine transportation	19,002	12,932
Total Segment Margin	$169,288	$173,564

Offshore pipeline transportation Segment Margin for the 2020 Quarter increased $8.9 million, or 12%, from the 2019 Quarter, primarily due to higher volumes on our crude oil pipeline systems. These increased volumes are primarily the result of first oil flow from the Buckskin and Hadrian North production fields during the second quarter of 2019, both of which are fully dedicated to our SEKCO pipeline, and further downstream, our Poseidon oil pipeline system ("Poseidon"). Additionally, during the second half of 2019, we entered into agreements to move sixty thousand barrels per day on either CHOPS or Poseidon that are delivered to us by a third-party pipeline that has insufficient capacity. These agreements contain ship-or-pay provisions, have terms as long as five years and required no additional capital on our part.
    Sodium minerals and sulfur services Segment Margin for the 2020 Quarter decreased $21.7 million, or 37%, from the 2019 Quarter. This decrease is primarily due to lower volumes and pricing in our Alkali Business and lower NaHS volumes in our refinery services business. During the 2020 Quarter, we experienced lower export pricing due to supply and demand imbalances that existed at the time of our re-contracting phase in December 2019 and January 2020, which is expected to continue, to some extent, for the rest of 2020 and until we re-contract such pricing at the end of the year for 2021 volumes. This was coupled with lower domestic sales of soda ash during the 2020 Quarter. We expect to see lower soda ash sales volumes in the next few quarters as a result of COVID-19 and until restrictions are lifted globally. In our refinery services business, we experienced a decline in NaHS volumes during the 2020 Quarter due to lower demand from certain of our domestic mining and pulp and paper customers. Costs impacting the results of our sodium minerals and sulfur services segment include costs associated with processing and producing soda ash (and other alkali specialty products), NaHS and marketing and selling activities. In addition, costs include activities associated with mining and extracting trona ore (including energy costs and employee compensation).
Onshore facilities and transportation Segment Margin for the 2020 Quarter increased $2.5 million, or 10%, from the 2019 Quarter. This increase is primarily due to increased volumes on our Texas and Louisiana crude oil pipeline systems, and slightly increased overall volumes at our rail unload facilities. During the 2020 Quarter, we were able to recognize incremental margin on the increased volumes on our Texas system as our main customer utilized all of its prepaid transportation credits during 2019. Additionally, our pipeline, rail and terminal assets in the Baton Rouge corridor had significantly higher volumes during the 2020 Quarter as the 2019 Quarter was negatively impacted by production curtailments imposed by the government of Alberta. These increases were partially offset by lower volumes at our Raceland rail facility during the 2020 Quarter.
Marine transportation Segment Margin for the 2020 Quarter increased $6.1 million, or 47%, from the 2019 Quarter. During the 2020 Quarter, in our offshore barge operation, we benefited from the continual improving rates in the spot and short term markets along with reported utilization level of 99.4%. In our inland business, we continued to see increased day rates throughout the period which more than offset the slightly lower utilization reported. We have continued to enter into short term contracts (less than a year) in both the inland and offshore markets because we believe the day rates currently being offered by the market have yet to fully recover from their cyclical lows.

Other Components of Net Income
In the 2020 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $24.9 million compared to Net Income Attributable to Genesis Energy, L.P. of $16.0 million in the 2019 Quarter. Net Income Attributable to Genesis Energy, L.P. in the 2020 Quarter benefited from: (i) an unrealized gain from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units of $32.5 million compared to an unrealized loss of $3.0 million during the 2019 quarter recorded in other income (expense); (ii) lower general and administrative expenses of $2.3 million primarily due to the assumptions used to value our long term incentive compensation plans during the 2020 Quarter; and (iii) lower depreciation, depletion and amortization expense of $3.3 million. These increases were offset by: (i) the transaction costs and write-off of the unamortized issuance costs and discount associated with the extinguishment of our 2022 Notes of $23.5 million during the 2020 Quarter included in other income (expense); (ii) lower segment margin during the 2020 Quarter of $4.3 million; and (iii) $4.1 million of our Net Income during the 2020 Quarter being attributed to our redeemable noncontrolling interests.
Earnings Conference Call
We will broadcast our Earnings Conference Call on Wednesday, May 6, 2020, at 9 a.m. Central time (10 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended March 31,
	2020	2019
REVENUES	$539,923	$620,009

COSTS AND EXPENSES:
Costs of sales and operating expenses	397,031	468,656
General and administrative expenses	9,373	11,686
Depreciation, depletion and amortization	74,357	77,638
OPERATING INCOME	59,162	62,029
Equity in earnings of equity investees	14,159	12,997
Interest expense	(54,965)	(55,701)
Other income (expense)	10,258	(2,976)
INCOME BEFORE INCOME TAXES	28,614	16,349
Income tax (expense) benefit	365	(402)
NET INCOME	28,979	15,947
Net loss attributable to noncontrolling interests	16	7
Net income attributable to redeemable noncontrolling interests	(4,086)	—
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$24,909	$15,954
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(18,684)	(18,415)
NET INCOME (LOSS) AVAILABLE TO COMMON UNITHOLDERS	$6,225	$(2,461)
NET INCOME (LOSS) PER COMMON UNIT:
Basic and Diluted	$0.05	$(0.02)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579	122,579

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended March 31,
	2020	2019
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	242,182	241,754
Poseidon (1)	279,181	253,469
Odyssey (1)	149,440	151,877
GOPL	7,249	8,337
Offshore crude oil pipelines total	678,052	655,437

Natural gas transportation volumes (MMbtus/d) (1)	416,564	419,999

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	30,082	35,743
Soda Ash volumes (short tons sold)	822,247	870,529
NaOH (caustic soda) volumes (dry short tons sold) (2)	16,303	20,802

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	84,499	42,981
Jay	10,013	11,483
Mississippi	6,409	5,916
Louisiana (3)	162,736	95,824
Onshore crude oil pipelines total	263,657	156,204

Free State- CO2 Pipeline (Mcf/day)	134,834	105,991

Crude oil and petroleum products sales (barrels/day)	26,118	33,752

Rail unload volumes (barrels/day) (4)	94,040	85,090

Marine Transportation Segment
Inland Fleet Utilization Percentage (5)	93.4%	96.6%
Offshore Fleet Utilization Percentage (5)	99.4%	96.3%

(1)	Volumes for our equity method investees are presented on a 100% basis. We own 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities.

(2)	Caustic soda sales volumes include volumes sold from our Alkali and Refinery Services businesses.

(3)
Total daily volume for the three months ended March 31, 2020 includes 44,322 barrels per day of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines. Total daily volume for the three months ended March 31, 2019 includes 52,302 barrels per day of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines.

(4)	Indicates total barrels for which fees were charged for unloading at all rail facilities.

(5)	Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	March 31, 2020	December 31, 2019
ASSETS
Cash, cash equivalents and restricted cash	$41,509	$56,405
Accounts receivable - trade, net	315,645	417,002
Inventories	70,161	65,137
Other current assets	69,565	54,530
Total current assets	496,880	593,074
Fixed assets and mineral leaseholds, net	4,811,353	4,850,300
Investment in direct financing leases, net	105,251	107,702
Equity investees	327,942	334,523
Intangible assets, net	136,071	138,927
Goodwill	301,959	301,959
Right of use assets, net	175,889	177,071
Other assets, net	79,113	94,085
Total assets	$6,434,458	$6,597,641
LIABILITIES AND CAPITAL
Accounts payable - trade	$151,868	$218,737
Accrued liabilities	172,941	196,758
Total current liabilities	324,809	415,495
Senior secured credit facility	977,400	959,300
Senior unsecured notes, net of debt issuance costs	2,463,171	2,469,937
Deferred tax liabilities	12,125	12,640
Other long-term liabilities	366,281	393,850
Total liabilities	4,143,786	4,251,222
Mezzanine capital:
Class A convertible preferred units	790,115	790,115
Redeemable noncontrolling interests	129,219	125,133

Partners' capital:
Common unitholders	1,382,126	1,443,320
Accumulated other comprehensive loss	(8,431)	(8,431)
Noncontrolling interests	(2,357)	(3,718)
Total partners' capital	1,371,338	1,431,171
Total liabilities, mezzanine capital and partners' capital	$6,434,458	$6,597,641

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2020	2019
Net income attributable to Genesis Energy, L.P.	$24,909	$15,954
Corporate general and administrative expenses	6,492	11,100
Depreciation, depletion, amortization and accretion	75,978	79,937
Interest expense, net	54,965	55,701
Income tax expense (benefit)	(365)	402
Equity compensation adjustments	—	65
Provision for leased items no longer in use	(130)	(190)
Redeemable noncontrolling interest redemption value adjustments (1)	4,086	—
Plus (minus) Select Items, net	3,353	10,595
Segment Margin (2)	$169,288	$173,564

(1)	Includes distributions paid in kind (PIK) attributable to the period and accretion on the redemption feature.

(2)	See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2020	2019
Net income attributable to Genesis Energy, L.P.	$24,909	$15,954
Interest expense, net	54,965	55,701
Income tax (benefit) expense	(365)	402
Depreciation, depletion, amortization, and accretion	75,978	79,937
EBITDA	155,487	151,994
Redeemable noncontrolling interest redemption value adjustments (1)	4,086	—
Plus (minus) Select Items, net	4,806	12,016
Adjusted EBITDA	164,379	164,010
Maintenance capital utilized(2)	(8,800)	(6,125)
Interest expense, net	(54,965)	(55,701)
Cash tax expense	(150)	(150)
Cash distributions to preferred unitholders(3)	(18,684)	(6,138)
Available Cash before Reserves(4)	$81,780	$95,896

(1)	Includes PIK distributions attributable to the period and accretion on the redemption feature.

(2)
Maintenance capital expenditures in the 2020 Quarter and 2019 Quarter were $20.6 million and $18.0 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.

(3)	Distributions to preferred unitholders that is attributable to the 2020 Quarter are payable on May 15, 2020 to unitholders of record at close of business on May 1, 2020.

(4)	Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities	$89,552	$114,021
Adjustments to reconcile net cash flow provided by operating activities to Adjusted EBITDA:
Interest Expense, net	54,965	55,701
Amortization and write-off of debt issuance costs and discount	(11,527)	(2,682)
Effects of available cash from equity method investees not included in operating cash flows	7,060	5,425
Net effect of changes in components of operating assets and liabilities	(7,534)	(3,200)
Non-cash effect of long-term incentive compensation plans	5,027	(1,702)
Expenses related to acquiring or constructing growth capital assets	—	117
Differences in timing of cash receipts for certain contractual arrangements (1)	4,490	(2,287)
Loss on debt extinguishment (2)	23,480	—
Other items, net	(1,134)	(1,383)
Adjusted EBITDA	$164,379	$164,010

(1)
Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

(2)
Includes our transaction costs associated with the tender of $527.9 million and redemption of $222.1 million of our 2022 Notes in the first quarter of 2020, along with the write-off of the unamortized issuance costs and discount associated with these notes.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

March 31, 2020
Senior secured credit facility	$977,400
Senior unsecured notes	2,463,171
Less: Outstanding inventory financing sublimit borrowings	(7,700)
Less: Cash and cash equivalents	(3,983)
Adjusted Debt (1)	$3,428,888

Pro Forma LTM
March 31, 2020
Adjusted Consolidated EBITDA (per our senior secured credit facility) (2)	$668,965

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.13X

(1)
We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.

(2)	Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results, our expectations regarding the potential impact of the COVID-19 pandemic, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), the outbreak of disease (including COVID-19), the timing and success of business development efforts and other uncertainties, and the realized benefits of the preferred equity investment in Alkali Holdings by affiliates of GSO Capital Partners LP or our ability to comply with the Granger transaction agreements and maintain control and ownership of our Alkali Business. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.
NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)
our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Available Cash before Reserves ("Available Cash before Reserves") as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense, cash tax expense, and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.

As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.
ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)
our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Adjusted EBITDA (“Adjusted EBITDA”) as earnings before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, "Select Items"). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select

Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Adjusted EBITDA and Available Cash before Reserves to net income:

		Three Months Ended March 31,
		2020	2019
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements (1)	$4,490	$(2,287)
	Adjustment regarding direct financing leases (2)	2,238	2,028
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value (3)	(31,002)	3,865
	Loss on debt extinguishment (4)	23,480	—
	Adjustment regarding equity investees (5)	6,406	4,828
	Other	(2,259)	2,161
	Sub-total Select Items, net (6)	3,353	10,595
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs (7)	—	117
	Equity compensation adjustments	—	(137)
	Other	1,453	1,441
	Total Select Items, net (8)	$4,806	$12,016

(1)
Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

(2)	Represents the net effect of adding cash receipts from direct financing leases and deducting expenses relating to direct financing leases.

(3)
The 2020 Quarter includes a $32.5 million unrealized gain from the valuation of the embedded derivative associated with our Class A Convertible Preferred units and the 2019 Quarter includes a $3.0 million unrealized loss from the valuation of the embedded derivative.

(4)
Includes our transaction costs associated with the tender of $527.9 million and redemption of $222.1 million of our 2022 Notes in the first quarter of 2020, along with the write-off of the unamortized issuance costs and discount associated with these notes.

(5)	Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.

(6)	Represents all Select Items applicable to Segment Margin, Adjusted EBITDA and Available Cash before Reserves.

(7)	Represents transaction costs relating to certain merger, acquisition, transition, and financing transactions incurred in acquisition activities.

(8)	Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses, and segment general and administrative expenses, after eliminating gain or loss on sale of assets, plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Ryan Sims
SVP - Finance and Corporate Development
(713) 860-2521